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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1. Lotus Technologies, Inc. -- California

2. Intevac Foreign Sales Corporation -- Barbados

3. Intevac Asia Private Limited -- Singapore

4. Intevac GmbH -- Germany

5. Intevac Malaysia Sdn Bhd -- Malaysia

6. RPC Technologies, Inc. -- California